Exhibit 4.5

Cizzle Brands Corporation (Formerly 1348512 B.C. Ltd.)

Condensed Consolidated Interim Statements of Loss and Comprehensive Loss

For the three months ended October 31, 2025, and October 31, 2024

(expressed in Canadian Dollars)

Cizzle Brands Corporation

(Formerly 1348512 B.C. Ltd.)

Condensed Consolidated Interim Financial Statements

For the three months ended October 31, 2025, and 2024

Cizzle Brands Corporation (Formerly 1348512 B.C. Ltd.)

Condensed Consolidated Interim Statements of Loss and Comprehensive Loss

For the three months ended October 31, 2025, and October 31, 2024

(expressed in Canadian Dollars)

	Notes	As at October 31, 2025	As at July 31, 2025
ASSETS
Current Assets
Cash		$451,798	$3,137,254
Trade Receivables	6	2,467,516	3,732,330
Current Prepaids and Other Assets	7	2,424,867	1,863,991
Inventory	8	5,115,542	4,512,687
Total Current Assets		10,459,723	13,246,262

Non Current Assets
Property and Equipment	9	214,093	273,678
Prepaids and Other Assets	7	861,271	130,865
Right of Use Assets	13	72,398	86,878
Intangible Asset	10	4,142,599	4,269,661
TOTAL ASSETS		$15,750,084	$18,007,344

LIABILITIES
Accounts Payable and Accrued Liabilities	11	$7,150,736	$6,707,799
Short Term Loans	12	1,518,914	$1,227,997
Current Portion of Lease Liabilities	13	70,406	66,537
Total Current Liabilities		8,740,057	8,002,333

Non-Current Liabilities
Lease Liabilities	13	13,169	32,187
Total Liabilities		8,753,226	8,034,520

Shareholders' Equity
Common Shares	15	21,792,060	21,775,344
Warrant Reserve	15,16	3,601,132	3,601,132
Contributed Surplus	17	3,766,341	3,012,670
Accumulated Deficit		(22,162,675)	(18,416,322)
Total Shareholders' Equity		6,996,858	9,972,824
TOTAL LIABILITIES & EQUITY		$15,750,084	$18,007,344

Going concern (Note 2A)

Subsequent Events (Note 22)

Approved by the Board of Directors

/s/	/s/
Name	Name
Director	Director

Cizzle Brands Corporation (Formerly 1348512 B.C. Ltd.)

Condensed Consolidated Interim Statements of Loss and Comprehensive Loss

For the three months ended October 31, 2025, and October 31, 2024

(expressed in Canadian Dollars)

	Notes	For the three months ended October 31, 2025	For the three months ended October 31, 2024
Net Sales		$3,300,153	$2,790,934
Cost of Sales		(1,534,047)	(1,040,653)
Gross Profit		1,766,106	1,750,281

Expenses
Marketing		1,485,704	1,366,047
Selling, General and Administrative	18	3,148,554	2,684,802
Share Based Compensation	17	770,387	370,388
Foreign Exchange Loss		15,701	882
Depreciation and Amortization		158,109	198,185
Total Expenses		(5,578,455)	(4,620,304)

Other Expense/(Income)		(125,601)	6,773
Finance costs (net)		59,605	-
Loss before taxes		(3,746,353)	(2,863,250)

Loss and Comprehensive Loss		(3,746,353)	(2,863,250)

LOSS PER SHARE
Loss per share, basic and diluted		$(0.02)	$(0.02)
Weighted average number of shares outstanding (basic and diluted)		211,954,795	181,258,236

Cizzle Brands Corporation (Formerly 1348512 B.C. Ltd.)

Condensed Consolidated Interim Statements of Changes in Shareholders’ Equity

For the three months ended October 31, 2025, and October 31, 2024

(expressed in Canadian Dollars)

		Common Shares		Warrants	Contributed	Accumulated	Total Equity
	Notes	Number	Dollar	Reserve	Surplus	Deficit	(Deficiency)
Balance as at July 31, 2024		176,639,270	$12,888,852	$1,598,790	$793,058	$(4,557,491)	10,723,209
Proceeds from Private Placement	3, 15, 16	29,899,124	7,254,181	2,090,852	-		9,345,033
Share Issuance Costs	15 ,16	403,486	(239,120)	29,671	-	-	(209,449)
Effect of RTO	15	1,666,666	500,000	-	-	-	500,000
Exercise of warrants	15 ,16	2,725,000	1,188,181	(118,181)	-	-	1,070,000
Shares issued for Service	15	595,645	183,250	-	-	-	183,250
Share Based Compensation	17	-	-	-	2,219,612	-	2,219,612
Net Loss and Comprehensive Loss		-	-	-	-	(13,858,831)	(13,858,831)
Balance as at July, 31, 2025		211,929,191	$21,775,344	$3,601,132	$3,012,670	$(18,416,322)	$9,972,824
Share Based Compensation					770,387		770,387
Exercise of Stock Options		75,985	16,716	-	(16,716)	-	-
Net Loss and Comprehensive Loss		-	-	-	-	(3,746,353)	(3,746,353)
Balance as at October, 31, 2025		212,005,176	$21,792,060	$3,601,132	$3,766,341	$(22,162,675)	$6,996,858

		Common Shares		Warrants	Contributed	Accumulated	Total Equity
	Notes	Number	Dollar	Reserve	Surplus	Deficit	(Deficiency)
Balance as at July 31, 2024		176,942,770	$12,888,852	$1,598,790	$793,058	$(4,557,491)	$10,723,209
Proceeds from Capital Raise	15	10,517,057	2,697,572	-	-		2,697,572
Warrants	15,16	-	-	84,246	-	-	84,246
Share Issuance Costs	15	-	(13,341)	-	-	-	(13,341)
Share Based Compensation	17	-	-	-	370,388	-	370,388
Net Loss and Comprehensive Loss		-	-	-	-	(2,863,250)	(2,863,250)
Balance as at October, 31, 2024		187,459,827	$15,573,083	$1,683,036	$1,163,446	$(7,420,741)	$(2,863,250)

Cizzle Brands Corporation (Formerly 1348512 B.C. Ltd.)

Notes to the Condensed Consolidated Interim Statement of Cashflow

For the three months ended October 31, 2025, and October 31, 2024

(expressed in Canadian Dollars)

	Notes	For the three months ended October 31, 2025	For the three months ended October 31, 2024
Cashflow from Operating Activities
Net Loss		$(3,746,353)	$(2,863,250)
Depreciation of property and equipment		16,567	13,615
Amortization of right of use assets	13	14,480	59,569
Amortization of intangible asset	10	127,063	125,000
Interest expense and financing fee	12, 13	126,014	-
Share based compensation	17	770,387	370,388
Changes in working capital
Trade receivables	6	1,264,814	(603,605)
Prepaids and other assets	7	157,786	208,497
Inventory	8	(602,855)	(1,107,936)
Accounts payable and accrued liabilities	11	442,937	2,022,386
Other long term assets		(730,406)	-
Net cash flows used in by operating activities		(2,159,566)	(1,775,336)

Cashflow from Financing Activities
Issuance of shares, units, and warrants net of issuance costs	3,15, 16	-	2,768,477
Short term loans, net of interest and repayment	12	168,914	-
Deferred financing costs		(718,662)	-
Lease payments	12	(19,161)	(33,195)
Net cash flows provided by financing activities		(568,909)	2,735,282

Cashflow from Investing Activities
Purchase and disposal of property and equipment	9	43,019	(8,047)
Net Cash Flows used in by Investing Activities		43,019	(8,047)

Net increase (decrease) in cash		(2,685,456)	951,899
Cash, beginning of period		3,137,254	1,519,516
Cash, end of period		$451,798	$2,471,415

Cizzle Brands Corporation (Formerly 1348512 B.C. Ltd.)

Notes to the Condensed Consolidated Interim Financial Statements

For the three months ended October 31, 2025, and October 31, 2024

(expressed in Canadian Dollars)

1.	NATURE OF OPERATIONS

Cizzle Brands Corporation (“Cizzle Brands” or the “Company”), (formerly 1348512 B.C. Ltd.) was incorporated on February 16, 2022, in the province of British Columbia. The Company is committed to health and wellness through sale of innovative beverage and nutrition products.

On December 19, 2024, 1348512 B.C. Ltd. completed the reverse take over (‘RTO’) of Cizzle Brands Limited ("CBL”) and changed its name to Cizzle Brands Corporation. The Company commenced trading of its common shares on the Cboe Stock Exchange (“CBOE”) under the symbol “CZZL”.

The address of the Company’s corporate office is 35 McCleary Court, Unit 21, Concord, ON, L4K 3Y9.

2.	BASIS OF PRESENTATION

a.	Going concern

These condensed consolidated interim financial statements (the “financial statements”) have been prepared on a going concern basis, which assumes that Company will continue to operate for the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of business. During the three months ended October 31, 2025, the Company incurred a comprehensive loss of $3,746,353, (October 31, 2024 - $2,863,250) and had negative cash flows from operations of $2,159,566 (October 31, 2024 was $1,775,336). The Company also had an accumulated deficit of $22,162,675 (July 31, 2025 - $18,416,322).

There remains a material uncertainty that may cast significant doubt on the Company’s ability to continue as a going concern. These condensed consolidated interim financial statements do not include adjustments to the recoverability and classification of recorded assets and liabilities and related expenses that might be necessary should the Company be unable to continue as a going concern and therefore be required to realize its assets and liquidate its liabilities and commitments in other than the normal course of business at amounts different from those in the accompanying consolidated financial statements. Such adjustments could be material.

The Company’s ability to continue as a going concern is highly dependent upon the Company’s ability to obtain the ongoing support of its creditors, lenders and investors, obtain profitable operations, generate significant sales and/or raise additional capital. These condensed consolidated interim financial statements do not reflect adjustments in the carrying values of assets and liabilities, the reported revenues and expenses, and the statement of financial position classifications used that would be necessary if the Company were unable to realize its assets and settle its liabilities as a going concern in the normal course of operations. Such adjustments would be material.

b.	Statement of Compliance

The condensed consolidated interim financial statements have been prepared in accordance with International Financial Reporting Standard 34 Interim Financial Reporting (“IAS 34”) as issued by the International Accounting Standards Board ("IASB"). These condensed consolidated interim financial statements do not include all of the disclosures required for annual condensed consolidated interim financial statements prepared in accordance with IFRS® Accounting Standards (“IFRS”) and should be read in conjunction with the annual audited condensed consolidated interim financial statements of Cizzle Brands Corporation. for the year ended to July 31, 2025.

The condensed consolidated interim financial statements were authorized for the issuance by the Board of Directors on December 12, 2025.

c.	Basis of Measurement

These condensed consolidated interim financial statements have been prepared on a historical cost basis and are presented in Canadian dollars, which is the functional and presentation currency of the Company and its subsidiaries. The functional currency for Cizzle Brands USA Inc. is US dollars.

d.	Basis of Consolidation

The condensed consolidated interim financial statements of the Company and its wholly owned subsidiaries have been prepared using the same basis of presentation, accounting policies and methods of computation as those of the audited condensed consolidated interim financial statements for the three months end October 31, 2025. The chart below summarizes the entities included in the condensed consolidated interim financial statements as at October 31, 2025.

Entity Name	Place of Incorporation	Ownership	Functional Currency
Cizzle Brands Corporation (formerly 1348512 B.C. Ltd.)	British Columbia, Canada	Parent	Canadian Dollars
Cizzle Brands Inc. (On Aug 1, 2025, Cizzle Brands Inc. amalgamated with Cizzle Brands Ltd.)	Ontario, Canada	Wholly owned subsidiary of Cizzle Brands Corp	Canadian Dollars
Cizzle Brands USA Inc.	Delaware, USA	Wholly owned subsidiary of Cizzle Brands Inc.	United States Dollars

Cizzle Brands Corporation (Formerly 1348512 B.C. Ltd.)

Notes to the Condensed Consolidated Interim Financial Statements

For the three months ended October 31, 2025, and October 31, 2024

(expressed in Canadian Dollars)

e.	Functional currency and foreign currency translation

These condensed consolidated interim financial statements are presented in Canadian dollars. Transactions in foreign currencies are translated into the functional currency of the relevant parent/subsidiary company using the exchange rate in effect on the transaction date. Foreign exchange gains and losses resulting from the settlement of such transactions and the remeasurement of monetary items at the reporting date exchange rate are recognized in a net loss. Non-monetary items measured at historical cost are translated using the exchange rate at the date of the transaction. The functional currency of the subsidiary remains unchanged during the reporting period. As of October 31, 2025, there have been no transactions in Cizzle Brands USA Inc.

3.	MATERIAL ACCOUNTING POLICIES

The accounting policies applied in these unaudited financial statements are consistent with those disclosed in Note 3 to the annual consolidated financial statements for the year ended July 31, 2025.

4.	REVERSE TAKEOVER TRANSACTION

On December 19, 2024, Cizzle Brands Corporation (“CBC” or the “Company”) completed a Qualifying Acquisition (the “Transaction”) with Cizzle Brands Limited (“CBL”) by way of a three- cornered amalgamation, resulting in the reverse take-over of CBC by the former shareholders of CBL.

The Transaction was completed pursuant to the terms of a definitive amalgamation agreement among Cizzle Brands Corporation (“CBC” or the “Company”), Cizzle Brands Ltd. (“CBL”), and CBC Acquisition SubCo (“SubCo”), a wholly owned subsidiary of the Company.

Prior to completion of the Transaction, the Company consolidated all of its issued and outstanding common shares on a 1.80-for-1 basis.

In consideration for the Transaction, the Company issued 194,506,598 common shares to the former shareholders of CBL. The acquisition-date fair value of the consideration is based on the number of equity interests CBL would have had to issue to give the owners of CBC the same percentage equity interest in the combined entity that results from the reverse acquisition. Each share was measured at the market price of $0.30, representing total consideration of approximately $500,000.

Cizzle Brands Corporation (Formerly 1348512 B.C. Ltd.)

 Notes to the Condensed Consolidated Interim Financial Statements

For the three months ended October 31, 2025, and October 31, 2024

(expressed in Canadian Dollars)

Immediately after completion of the Transaction, the former shareholders of CBL owned approximately 99% of the issued and outstanding common shares of the Company, and the existing shareholders of the Company owned approximately 1%. As a result, the Transaction constituted a reverse take-over (“RTO”) of the Company by the former shareholders of CBL.

These condensed consolidated interim financial statements represent a continuation of the financial position, results of operations, and cash flows of CBL, together with the equity structure of CBC.

Transaction-related costs of approximately $380,920, consisting primarily of professional and regulatory fees, were incurred by CBL in connection with the RTO and are included in general and administrative expenses in the consolidated statements of loss and comprehensive loss.

In conjunction with the Qualifying Acquisition, CBL completed a private placement of common shares for gross proceeds of $1,037,682, through the issuance of 3,458,940 common shares at a price of $0.30 per share.

Equity Consideration of Cizzle Brands Ltd:
Total common shares outstanding of CBC at merger	1,666,666
Per share value	$0.30
$500,000

Fair Value of net assets (liabilities) assumed	$-

Listing Expense	$500,000
Total Expense	$500,000

5.	ESTIMATES AND JUDGMENTS AND KEY SOURCES OF ESTIMATION UNCERTAINTY

In the application of the Company’s accounting policies, the directors and management are required to make judgments, estimates and assumptions about the carrying amounts of assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from these estimates.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.

Cizzle Brands Corporation (Formerly 1348512 B.C. Ltd.)

Notes to the Condensed Consolidated Interim Financial Statements

For the three months ended October 31, 2025, and October 31, 2024

(expressed in Canadian Dollars)

The critical accounting judgements and key sources of estimation uncertainty applicable to these condensed consolidated interim financial statements are the same as those described in CBL’s audited consolidated financial statements for the year ended July 31, 2025.

6.	TRADE RECEIVABLES

	As at October 31, 2025	As at July 31, 2025
Trade receivables	$2,591,049	$3,823,232
Expected credit losses	(123,533)	(90,902)
Trade receivables	$2,467,516	$3,732,330

	As at October 31, 2025	As at July 31, 2025
Current	$1,938,502	$3,145,320
31-60 Days	121,880	251,819
61-90 Days	293,762	152,086
91-120 Days	144,428	129,888
Over 120 Days	92,477	144,119
Total aged trade receivables	$2,591,049	$3,823,232

7.	PREPAIDS AND OTHER ASSETS

	As at October 31, 2025	As at July 31, 2025
Deposits of inventory	$821,336	$576,689
Marketing and promotion	585,548	563,221
Deposits	26,266	117,342
IT subscriptions	176,193	208,045
Insurance	61,268	87,330
Transportation	2,794	5,716
Professional fees	144,300	136,925
Deferred financing costs	718,662	-
Sales tax receivable	543,303	-
Other assets	206,467	299,589
Total prepaids	$3,286,137	$1,994,856

The above table includes both current and non-current prepaids and other assets.

Cizzle Brands Corporation (Formerly 1348512 B.C. Ltd.)

Notes to the Condensed Consolidated Interim Financial Statements

For the three months ended October 31, 2025, and October 31, 2024

(expressed in Canadian Dollars)

8.	INVENTORY

	As at October 31, 2025	As at July 31, 2025
Finished Goods	$4,019,383	$4,117,204
Raw Materials	1,096,159	395,483
Total Inventory	$5,115,542	$4,512,687

Raw materials comprise materials and supplies to be consumed in the production process, as well as beverages in the process of production for sale that amounted to $1,096,159 as at October 31, 2025 ($395,484 as at July 31, 2025).

As of October 31, 2025, an obsolete inventory provisions of $15,413.04 has been recorded in cost of sales. The total amount of inventory reflected in the cost of sales was $1,450,185 (2024 -$968,735) for the year quarter ended October 31, 2025.

9.	PROPERTY AND EQUIPMENT

Cost	Office Equipment and Furniture	Marketing Equipment	Computer Equipment	Leasehold Improvements	Total
As at January 10, 2024 (date of incorporation)	$-	$-	$-	$-	$-
Additions	112,672	-	13,352	41,623	167,647
As at July 31, 2024	112,672	-	13,352	41,623	167,647
Additions	125	132,020	43,675	-	175,820
As at July, 31, 2025	$112,797	$132,020	$57,027	$41,623	$343,467
Additions	-	5,196	7,656	-	12,852
Disposals	-	(65,730)	-	-	(65,730)
As at October, 31, 2025	$112,797	$71,486	$64,683	$41,623	$290,589

Accumulated Depreciation As at January 10, 2024 (date of incorporation)	$-	$-	$-	$-	$-
Additions	3,158	-	503	4,651	8,312
As at July 31, 2024	3,158	-	503	4,651	8,312
Additions	22,549	16,783	12,785	8,325	60,442
Adjustments	1,878	-	212	(1,055)	1,035
As at July, 31, 2025	$27,585	$16,783	$13,500	$11,920	$69,789
Additions	5,640	3,575	5,271	2,081	16,567
Disposals	-	(9,860)	-	-	(9,860)
As at October, 31, 2025	$33,225	$10,499	$18,770	$14,001	$76,496

Net Book Value
As at July 31, 2024	$109,514	$-	$12,849	$36,972	$159,335
As at October 31, 2025	$79,572	$60,987	$45,912	$27,621	$214,093

Cizzle Brands Corporation (Formerly 1348512 B.C. Ltd.)

Notes to the Condensed Consolidated Interim Financial Statements

For the three months ended October 31, 2025, and October 31, 2024

(expressed in Canadian Dollars)

10.	INTANGIBLE ASSETS

Costs	Intellectual Property	Website	Total
As at July, 31, 2025	5,000,000	24,750	5,024,750
As at October, 31, 2025	$5,000,000	24,750	$5,024,750

Accumulated Amortizaiton
As at January 10, 2024 (date of incorporation)	$-	$-	$-
Additions	250,000	$-	$250,000
As at July, 31, 2025	750,000	5,089	755,089
Additions	125,000	2,063	127,063
As at October, 31, 2025	$875,000	$7,151	$882,151

Net Book Value
As at July, 31, 2025	$4,750,000	$-	$4,750,000
As at October, 31, 2025	$4,125,000	$17,599	$4,142,599

11.	ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

	As at October 31, 2025	As at July 31, 2025
Accounts payable	$5,249,427	$5,202,773
Accrued liabilities	1,901,309	1,505,026
Total accounts payable and accrued liabilities	$7,150,736	$6,707,799

12.	SHORT TERM LOANS

During the year ended July 31, 2025, the Company entered into two merchant cash advance financing arrangements which provided the Company with working capital in exchange for a fixed repayment amount, remitted as a percentage of the Company’s sales.

Under the first arrangement, the Company received CAD $215,000 and was required to repay a fixed amount of CAD $228,545, to be remitted at a rate of 24 % of daily sales. As at October 31, 2025 the company had fully repaid the balance of the note. For the three months ending October 31, 2025, the Company made total repayments of interest and principal of $150,932.

Under the second arrangement, the Company received USD $70,000 (CAD $102,448) and was required to repay a fixed amount of USD $74,690 (CAD $109,312), to be remitted at a rate of 22% of daily sales. As at October 31, 2025, the note was fully repaid. For the three months ended October 31, 2025, the Company made total repayments of interest and principal of $77,065.

Cizzle Brands Corporation (Formerly 1348512 B.C. Ltd.)

Notes to the Condensed Consolidated Interim Financial Statements

For the three months ended October 31, 2025, and October 31, 2024

(expressed in Canadian Dollars)

On May 20, 2025, the Company entered into a short-term loan agreement with a related party, comprising of a close family member of one of the Company’s directors. Under the terms of the agreement, the related party advanced $1,000,000 to the Company. The loan was unsecured and repayable on demand. An arrangement fee of $55,000 was paid to the lender on the date of the loan advance. The loan was interest-free for the first 90 days following the advance of the principal amount, after which it bears interest at 20% per annum until repayment. The transaction was conducted on terms and conditions agreed by the related party and the Company and was approved by the Board of Directors in accordance with the Company’s related party transaction policy. During the three months ending October 31, 2025, no principal or interest repayments were made.

As of August 2025, the Company fully repaid and closed related party loans.

On August 19, 2025, the Company entered into a revolving credit facility with Canadian and United States dollar borrowing limits of $4,000,000 and $850,000 respectively. Canadian borrowings bear interest at the Canadian Prime Rate plus 4.75 percent, subject to a minimum rate equal to the greater of 1.5 percent or the Canadian Overnight Repo Rate Average (CORRA). United States borrowings bear interest at Term Secured Overnight Financing Rate (SOFR) plus 5 percent, subject to a minimum rate equal to the greater of 1.5 percent or SOFR. Availability is determined through a borrowing base that includes 85 percent of Eligible Accounts, which consist of trade receivables that meet the lender’s criteria for collectability and aging and are calculated as the value of invoiced amounts that fall within eligibility periods and are not excluded by concentration limits or other lender-defined restrictions. Availability also includes, for Canadian borrowings, up to 85 percent of the net orderly liquidation value of Eligible Inventory. This value is determined by applying a lender-determined appraisal discount to the estimated recoverable amount of inventory in an orderly sale scenario. A minimum tangible net work (“TNW”) of $1,000,000 CAD is to be tested monthly. The TNW shall be calculated as the sum of the book equity and any Subordinated Debt minus the sum of the General Intangibles and prepaid expenses.

The facility matures 36 months after August 19, 2025. As at October 31, 2025, the outstanding balance under the facility was $1,518,914, which is recorded as a current liability.

As at October 31, 2025
Opening Balance	$-
Withdraws	4,910,108
Repayments	(3,516,196)
Interest Expense	40,158
Fees	84,845
Balance as of October 31, 2025	$1,518,914

Cizzle Brands Corporation (Formerly 1348512 B.C. Ltd.)

Notes to the Condensed Consolidated Interim Financial Statements

For the three months ended October 31, 2025, and October 31, 2024

(expressed in Canadian Dollars)

13.	RIGHT OF USE ASSETS AND LEASE LIABILITIES

Total
Right of use assets, as at July 31, 2024	182,361
Right of use assets as at July 31, 2025	$182,361
Right of use assets as at October 31, 2025	$182,361

Accumulated Amortization
As at January 10, 2024 (date of incorporation)	$-
Amortization Expense	28,167
Accumulated amortization as at July 31, 2024	28,167
Amortization Expense	67,316
Accumulated amortization as at July 31, 2025	95,483
Amortization Expense	14,480
Accumulated amortization as at October 31, 2025	$109,963

As at July 31, 2025	$86,878
As at October 31, 2025	$72,398

Total
Total lease liabilities as at July 31, 2024	151,456
Interest Expense	22,447
Lease Payments	(75,180)
Lease liabilities as at July 31, 2025	$98,724
Interest Expense	4,011
Lease Payments	(19,161)
Lease liabilities as at October 31, 2025	$83,575

Total lease liabilities as at July 31, 2025
Current	$70,406
Long term	$13,169
Total	$83,575

There have been no changes to the Company’s lease liability’s structure during period ending July 31, 2025.

The following table provides a maturity analysis of the Company’s lease liabilities. The amounts disclosed in the maturity analysis are the contractual undiscounted cashflow before deducting interest or finance charges.

Cizzle Brands Corporation (Formerly 1348512 B.C. Ltd.)

Notes to the Condensed Consolidated Interim Financial Statements

For the three months ended October 31, 2025, and October 31, 2024

(expressed in Canadian Dollars)

Total
Income statement
Interest expense	$4,011
Amortizaiton expense	$14,480

Balance sheet
Lease liabilities	83,575
Right of use assets	72,398

Contractual lease obligation
Minimum payments under finance leases
Within 1 year	79,366
2 to 3 years	13,269
4 to 5 years	-
92,635
Effect of discounting	(9,060)
83,574
Less: Current portion	70,406
Non-current portion	13,169

14.	RELATED PARTY TRANSACTIONS

During the three months ended October 31, 2025, and 2024, key management personnel are defined as those individuals having authority and responsibility for planning, directing, and controlling the activities of the Company. The Company considers its Executive Chairman and Chief Executive Officer (“EC&CEO”), its Co-President & Chief Revenue Officer, its Co-President & Chief Marketing Officer, its Chief Operating Office (“COO”), and its Chief Financial Officer and Corporate Secretary (“CFO”), to be its key management personnel, in addition to its board of directors. Compensation of key management is included in the consolidated statements of loss and comprehensive loss as follows:

	For the three months ended	For the three months ended
	October 31, 2025	October 31, 2024
Salaries, consulting fees, bonus and benefits	$935,087	$185,108
Share-based payments	357,128	-
Total	$1,292,215	$185,108

Salaries, consulting fees, bonus and benefits have been included in selling, general and administrative expenses in the condensed consolidated interim statements of loss and comprehensive loss.

Cizzle Brands Corporation (Formerly 1348512 B.C. Ltd.)

Notes to the Condensed Consolidated Interim Financial Statements

For the three months ended October 31, 2025, and October 31, 2024

(expressed in Canadian Dollars)

As of October 31, 2025, the Company has an outstanding balance of $137,661 (2025 -$874,671) payable on demand to the officers of the Company, related to outstanding remuneration, which is included in accounts payable and accrued liabilities.

On January 25, 2024, CBL purchased 100% of the shares of Cizzle Brands Inc. for cash consideration of $5,000,000. The acquisition was accounted as an asset acquisition, and the fair value of the asset acquired comprising of intellectual property, was determined based on the total consideration paid in cash. Cizzle Brands Inc. was a related party, which was previously owned by an officer of the Company. The transaction was conducted on terms and conditions agreed to by the related party and the Company and was approved by the Board of Directors in accordance with the Company’s related party transaction policy.

On May 20, 2025, the Company entered into a short-term loan agreement with a related party, as disclosed in Note 12.

During the July 2025 private placement, four officers of the Company received units valued at $545,206 in lieu of cash compensation.

During the three months ended October 31, 2025, Directors received share-based payments valued at $295,079.

15.	SHARE CAPITAL

Authorized:

An unlimited number of common shares, no par value. There are no rights, preferences, or restrictions attached to that class.

	# of Shares	$ Shares
As at July 31, 2024	176,639,270	$12,888,852
Shares issued in Private Placement (unit) (1)	29,899,124	7,254,181
Share Issuance Cost	403,486	(239,120)
Shares Issued in connection with RTO (2)	1,666,666	500,000
Excercise of warrants (3)	2,725,000	1,188,181
Shares issued for Service (4)	595,645	183,250
As at July, 31, 2025	211,929,191	$21,775,344
Exercise of stock options (5)	75,985	16,716
As at October, 31, 2025	212,005,176	$21,792,060

(1)	In connection with the August 2024 offering, the Company incurred costs of $17,840, these issuance costs were allocated $14,075 to common shares and $3,765 to the warrant reserve.

Cizzle Brands Corporation (Formerly 1348512 B.C. Ltd.)

Notes to the Condensed Consolidated Interim Financial Statements

For the three months ended October 31, 2025, and October 31, 2024

(expressed in Canadian Dollars)

The allocation was made in the same proportion as how the proceeds from the issuance of the Units were allocated between common shares and warrants.

In connection with the October and November 2024 share issuances, the Company incurred costs of $75,493. Additionally, the Company issued 332,875 commission shares with a total fair value of $99,863 to finders.

In connection with the offering which occurred in conjunction with the go public transaction, the Company issued 239,781 broker warrants with a total fair value of $42,369. Each broker’ warrant is exercisable at a price of $0.30 and expires in November 2026.

In connection with the July 2025 private placement, the Company incurred costs of $20,088, these issuance costs were allocated $11,157 to common shares and $8,931 to warrant reserve. The allocation was made in the same proportion as how the proceeds from the issuance of the Units were allocated between common shares and warrants.

(2)	The Company issued 1,666,666 common shares at a value of $0.30 to the shareholders of Cizzle Brands Corporation as part of the reverse takeover transaction (Note 3).

(3)	During the year ended July 31, 2025, 2,625,000 warrants with an exercise price of $0.40 were exercised in exchange for 2,625,000 common shares. In addition, 100,000 broker units were exercised with an exercise price of $0.20 per unit in exchange for $20,000. As a result, 100,000 common shares and 50,000 warrants were issued.

(4)	During the year ended July 31, 2025, the Company issued 595,645 common shares to settle debts of $183,250. The shares issued were valued using the Company’s stock price at the date of issuance.

(5)	During the period, 133,333 stock options were exercised through a net-share settlement, resulting in the issuance of 75,986 common shares. The Company reclassified $16,719 from the share-based payment reserve to share capital in connection with this equity-settled exercise. The share price at the time of exercise was $0.465 per common share.

16.	WARRANT RESERVE

The warrants issued were valued using the Black-Scholes Model. The following table presents information regarding warrants issued by the Company:

Cizzle Brands Corporation (Formerly 1348512 B.C. Ltd.)

Notes to the Condensed Consolidated Interim Financial Statements

For the three months ended October 31, 2025, and October 31, 2024

(expressed in Canadian Dollars)

	# of warrants	Weighted Avg Exercise Price	Weighted Avg Remaining Life	Expiry Date
As at July 31, 2024	37,371,385	$0.40	2.75
Issuance of warrants (1) (4)	1,875,000	$0.40	2.75	August 1, 2028
Issuance of Broker warrants (2)	239,781	$0.30	1.26	November, 2026
Issuance of Broker warrants (6)	12,504,671	$0.44	2.75	July 2028
Exercise of Warrants (3)	(2,625,000)	$0.40
As at July, 31, 2025	49,365,837	$0.40	2.06
As at October, 31, 2025	49,365,837	$0.40	1.81

		Weighted Avg	Weighted Avg
	# of broker units	Exercise Price	Remaining Life	Expiry Date
As at July 31, 2024	303,500	$0.20	0.62	June 13, 2026
Exercise of broker units(4) (5)	(100,000)	$0.20
As at July 31, 2025	203,500	$0.20	0.62	June 13, 2026
As at October 31, 2025	203,500	$0.20	0.62	June 13, 2026

(1)	In August 2024, the Company issued 1,875,000 warrants in connection with the private placement of Units (Note 15). The warrants have an estimated fair value of $84,246 ($0.04 per warrant). Each warrant entitles the holder thereof to acquire one half common share of the Company for a price of $0.20 for a period of two years from the date of issuance.

(2)	In November 2024, the Company issued 239,781 broker the private placement of common shares (Note 15). The warrants have an estimated fair value of $42,369 ($0.18 per warrant). Each warrant entitles the holder thereof to acquire one common share of the Company for a price of $0.30 for a period of two years from the date of issuance.

(3)	During the year ended July 31, 2025, 2,625,000 warrants were exercised at a price of $0.40 in exchange for 2,625,000 common shares.

(4)	In addition, 100,000 broker warrants were exercised at a price of $0.20 per warrant in exchange for $20,000. As a result, 100,000 common shares and 50,000 warrants (Note 15) were issued.

(5)	In prior reporting periods, broker units were included within the share capital and warrants reserve disclosure. To enhance transparency and provide greater clarity, broker units are now disclosed separately from other share and warrant instruments. This change in presentation does not impact previously reported financial figures but improves the granularity of information provided to users of the consolidated financial statements. Note 15 (3).

Cizzle Brands Corporation (Formerly 1348512 B.C. Ltd.)

Notes to the Condensed Consolidated Interim Financial Statements

For the three months ended October 31, 2025, and October 31, 2024

(expressed in Canadian Dollars)

(6)	In July 2025, the Company issued 12,504,713 warrants in connection with the private placement of Units (Note 15). The warrants have an estimated fair value of $2,006,606 ($0.16 per warrant). Each Warrant entitles the holder thereof to purchase one common share of the Company for a price of $0.44 for a period of thirty-six months from the date of issuance.

The below inputs and assumptions were used in the fair value determination of the warrants:

	July 31, 2025	October 31, 2025
Common share price	$0.20 - $0.30	$0.20 - $0.30
Exercise price of warrants	$0.30 - $0.44	$0.30 - $0.44
Expected life, in years	2.00 - 4.00	2.00 - 4.00
Volatility	98% - 113%	98% - 113%
Risk free interest rate	2.78% - 3.17%	2.78% - 3.17%

There were no forfeitures of warrants were recorded during the year ended July 31, 2025 (nil- from January 10, 2024 (the date of incorporation) to July 31, 2024.)

17.	SHARE BASED COMPENSATION

The stock option plan is applicable to employees and directors of the Company. The options are granted at the Company’s current fair market value of the common shares under terms and conditions determined by the Board. Under the terms of the plan, the options generally vest proportionately over a thee-year period and expire ten years from the date of the grant. There were 9,312,000 options issued during the year ending July 31, 2025 (19,120,000 for the period from January 10, 2024 (the date of incorporation) to July 31, 2024), to employees and contractors. The Company recognized a total of $ 2,712,828 of stock-based compensation for the year ended July 31, 2025 ($793,058 for period from January 10, 2024 (the date of incorporation) to July 31, 2024). Included in the total stock-based compensation expense is an amount of $493,216, which represents shares and warrants issued to officers of the Company (note 16). The Company may issue up to 15% of common shares outstanding as options under its stock- option plan.

During the three months ended October 31, 2025, there were 1,535,000 options issued to employees, contractors and directors. During the same period, 133,333 options were exercised for common shares in a cashless exercise in which only 75,985 common shares were issued.

Of the total options outstanding, there are 13,115,011 vested options, and 15,700,322 unvested options.

Cizzle Brands Corporation (Formerly 1348512 B.C. Ltd.)

Notes to the Condensed Consolidated Interim Financial Statements

For the three months ended October 31, 2025, and October 31, 2024

(expressed in Canadian Dollars)

	# of Options	Weighted Average Exercise Price per Share Option	Expiry Date	Weighted Avg Remaining Contractual life (year)
As at July 31, 2024	19,120,000	$0.20	February 2034 to July 2034	7.77
Granted (August 1, 2024 to October 31, 2024)	2,290,000	$0.21	May 2034 to October 2034	8.68
Granted (November 1, 2024 to January 31, 2025)	5,145,000	$0.31	November 2034 to January 2035	9.09
Granted (February 1, 2025 to April 30, 2025)	800,000	$0.40	February 2035 to April 2035	9.42
Granted (May 1, 2025 to July 31, 2025)	1,077,000	$0.45	May 2035 to April 2035	9.56
Forfeited	(968,334)	$0.21
As at July, 31, 2025	27,463,666	$0.23		8.18
Granted - August 1 to October 31, 2025	1,485,000	$0.42	August 2035	9.78
Excercised - August 1 to October 31, 2025	(133,333)	$0.20
As at October, 31, 2025	28,815,333	$0.24		8.26

The Company uses the Black-Scholes method to calculate option values; the below assumptions were used for all options issues:

	October 31, 2025	July 31, 2025
Common share price	$0.37 - $0.40	$0.20 - $0.44
Weighted average exercise price per share option	$0.42 - $0.45	$0.20 - $0.45
Expected life, in years	6.50	6.50
Volatility	120%	98% - 120%

The maximum term of the options is 10 years. The share price is the fair value of the shares based on the private placement share price on the day of the grant. The volatility is based on comparable public companies within comparable industries.

18.	SELLING, GENERAL AND ADMINISTRATIVE EXPENSE

The breakdown of Selling, General and Administrative Costs by nature are as follows:

	For the 3 months ended	For the 3 months ended
	October 31, 2025	October 31, 2024
Payroll and accrued bonus	$737,634	$1,003,503
Transportation	546,499	293,690
Professional fees	1,187,441	661,449
Other selling, general and administrative expense	676,979	726,160
Total Selling, general and administrative expense	$3,148,553	$2,684,802

Cizzle Brands Corporation (Formerly 1348512 B.C. Ltd.)

Notes to the Condensed Consolidated Interim Financial Statements

For the three months ended October 31, 2025, and October 31, 2024

(expressed in Canadian Dollars)

19.	FINANCIAL INSTRUMENTS, RISKS AND CAPITAL MANAGEMENT

The Company has exposure to counterparty credit risk, liquidity risk, and market risk associated with its financial assets and liabilities. The Company’s risk management program seeks to minimize potential adverse effects on the Company’s financial performance and ultimately shareholder value. The Company manages its risks and risk exposures through a combination of insurance, a system of internal controls, and sound business practices.

The Company’s financial instruments and the nature of the risks to which they may be subject to are set out in the following table.

Risks
Market
			Foreign	Interest
	Credit	Liquidity	Exchange	Rate
Cash	Yes	-	Yes	-
Trade receivables	Yes	-	Yes	-
Accounts payable and accrued liabilities	-	Yes	-	-
Short term liabitilty	-	Yes	Yes	Yes

The carrying values of cash, trade receivables, accounts payable and accrued liabilities, approximate their fair values due to their relatively short periods to maturity.

Credit risk

Credit risk arises from cash held with banks and trade receivables and these financial assets are subject to the expected credit loss model. The maximum exposure to credit risk is equal to the carrying value of the financial assets. The objective of managing counterparty credit risk is to prevent losses on financial assets. The Company minimizes the credit risk of cash by depositing with only reputable financial institutions and minimizes the credit risk of trade receivables by monitoring the counterparty’s creditworthiness and setting exposure limits.

Cizzle Brands Corporation (Formerly 1348512 B.C. Ltd.)

Notes to the Condensed Consolidated Interim Financial Statements

For the three months ended October 31, 2025, and October 31, 2024

(expressed in Canadian Dollars)

The Company applies the simplified approach to provide for expected credit losses as prescribed by IFRS 9, which permits the use of the lifetime expected loss provision for all trade receivables and contract assets. The expected credit loss provision is based on the Company’s historical collections and loss experience and incorporates forward-looking factors, where appropriate. The provision matrix below shows the expected credit loss rate for each aging category of trade receivables as at July 31, 2025.

October 31, 2025	Total	0 - 30 Days	31-60 Days	61-90 Days	91-120 Days	Over 120 Days
Defaul rates		0.00%	0.00%	5.19%	10.94%	100.00%
Trade receivable	$2,591,049	1,938,502	121,880	293,762	144,428	92,477
Expected credit loss	123,533	-	-	15,258	15,799	92,477

Trade receivables with specific customers, each with 10% or more of total Company trade receivables are summarized as follows:

	As at	As at
	October 31, 2025	July 31, 2025
Customer 1	$398,571	$720,601
Customer 2	302,946	-
Customer 3	285,676	-
Total aged trade receiva	$987,193	$720,601

Sales with specific customers, each with 10% or more of total Company sales, are summarized as follows:

	For the three	For the three
	months ended	months ended
	October 31, 2025	October 31, 2024
Customer 1	$691,418	$878,829
Customer 2	-	502,364
Total Sales	$691,418	$1,381,193

Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due. The Company manages liquidity risk by continuously monitoring forecasts and actual cash flows and taking the necessary actions to maintain enough liquidity for operations and for growth objectives.

Cizzle Brands Corporation (Formerly 1348512 B.C. Ltd.)

Notes to the Condensed Consolidated Interim Financial Statements

For the three months ended October 31, 2025, and October 31, 2024

(expressed in Canadian Dollars)

			Maturing in the
	Carrying	Maturing in less	next 13 to 60
As at October 31, 2025	amount	than 1 year	Months
Accounts payable and accrued liabilities	$7,150,736	$7,150,736	$-
Short term liabilities	1,518,914	$1,518,914	$-
Lease liabilities	83,575	70,406	13,169
Total	$8,753,226	$8,740,057	$13,169

Market risk

Market risk is the risk that changes in market prices, such as foreign exchange rates will affect the fair value of a financial instrument or its future cash flows.

The Company operates internationally with a sales coming from United States and other countries. The Company is, therefore, subject to foreign currency risk. The Company reports its financial results in Canadian dollars. The Company incurs expenses in both Canadian and U.S. dollars. To date, the Company has not used foreign currency forward contracts or other hedging strategies to manage its foreign currency exposure.

As of July 31, 2025, the Canadian entities US-dollar net monetary assets totaled approximately US $(1,184,382). A 10% strengthening in the Canadian dollar against the United States dollar as at October 31, 2025, would have increased comprehensive income (loss) and decreased shareholder’s equity by $166,027. A 10% weakening would have had the equal but opposite effect. This analysis assumes that all other variables remain constant.

Capital management

The Company’s objective in managing capital is to ensure a sufficient liquidity position to safeguard the Company’s ability to continue as a going concern in order to provide returns for shareholders and benefits for other stakeholders. The Company defines capital as equity and debt, comprised of issued common shares, warrants, contributed surplus, and accumulated deficit. The Company seeks to ensure that it has sufficient cash resources to maintain its ongoing operations and finance its research and development activities, corporate and administration expenses, working capital, and overall capital expenditures.

20.	SEGEMENTED INFORMATION

For management purposes, the Company is organized into operating segments based on its location, and distribution methods. Two revenue streams and three location segments have been identified. These segments: the retail/wholesale segment, which distributes products to different businesses which are subsequently sold to consumers on to end; and the direct-to-consumer segment in which the Company sells its products directly to the consumer. The Company sells its product in Canada, the United States and Internationally.

Cizzle Brands Corporation (Formerly 1348512 B.C. Ltd.)

Notes to the Condensed Consolidated Interim Financial Statements

For the three months ended October 31, 2025, and October 31, 2024

(expressed in Canadian Dollars)

The Company’s operations are managed as a single operating segment. The Chief Operating Decision Maker (the “CODM”) reviews financial performance and allocates resources on a consolidated basis.

While management monitors revenue by channel and geographic market for internal analysis and uses this information in setting pricing and assessing overall business strategy, discrete measures of profitability, assets, and liabilities by channel or geography are not reported to or reviewed by the CODM. Accordingly, the Company has determined that it operates as a single reportable segment for the purposes of IFRS 8 Operating Segments.

Revenue by channel is presented below to provide additional information to users of the consolidated financial statements.

	For the three months ended October 31, 2025
	Retail/Wholesale	Consumer	Total
Canada	$1,893,361	$121,877	$2,015,239
United States	926,833	315,912	1,242,745
Other	42,170	-	42,170
Total Segmented Revenues	$2,862,364	$437,789	$3,300,153

	For the three months ended October 31, 2024
	Retail/Wholesale	Consumer	Total
Canada	$1,928,352	$75,806	$2,004,158
United States	375,695	39,934	415,629
Other	371,147	-	371,147
Total Segmented Revenues	$2,675,194	$115,740	$2,790,934

Management has also assessed that the Company’s non-Canadian assets are immaterial.

Operating segments are reported in a manner consistent with the internal reporting used for the consolidated financial statements.

21.	COMMITMENTS

On August 1, 2024, The Company entered into a Sponsorship Agreement with Canlan Ice Sports Corp. ("Canlan Sports"). Under this agreement, the Company has been granted exclusive promotional, advertising, sponsorship, and marketing rights associated with community-based hockey in Canada and the United States. The agreement includes the naming rights for the Canlan

Cizzle Brands Corporation (Formerly 1348512 B.C. Ltd.)

Notes to the Condensed Consolidated Interim Financial Statements

For the three months ended October 31, 2025, and October 31, 2024

(expressed in Canadian Dollars)

Sports Etobicoke facility, which will be known as "CWENCH Centre". The total consideration for the sponsorship rights is $2,250,000, payable in quarterly installments over a five-year term ending on July 31, 2029. As of October 31, 2025, the Company has paid $506,250, including $106,250 during the period. The amounts have been recorded as a marketing expense.

22.	SUBSQUENT EVENTS

On December 4, 2025, the Company entered into a secured promissory note agreement for principal proceeds of $800,000. The note bears interest at a rate of 1% per month and is secured by a general charge over the Company’s assets. In conjunction with this financing, the Company incurred total fees of $64,000, comprising a $32,000 arrangement fee and a $32,000 advisory fee.